EXHIBIT 99.1

Hammonds Appointed to Vice President of Corporate Development at Quanex Corporation

HOUSTON, March 4, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, announced today that Paul A. Hammonds, 48, has been promoted to Vice President - Corporate Development and appointed an officer of the Company.

"Paul has done an excellent job in spearheading our business development efforts since he joined the Company in March 2003," said Raymond A. Jean, Quanex Chairman and Chief Executive Officer. "His varied industrial experience and outstanding analytical skills have been most helpful in successfully completing Quanex's acquisitions and divestitures over the last two years. We look forward to his continued contributions towards Quanex's future growth."

Hammonds is a graduate of the University of Michigan, where he received a Master's in Business Administration and Michigan State University with a Bachelor of Science Degree in Civil Engineering. Prior to joining Quanex, Hammonds was Director, Catalog Operations and Supplier Integration for ICG Commerce Inc., a provider of B2B electronic procurement services. For 10 years prior to that he held positions of increasing responsibility with W.W. Grainger, Inc., including Product Category Director, Director of Product Process Development and Division Manager. Paul was also Director of Corporate Development for Pneumo-Abex Corporation, an industrial manufacturer serving the automotive, railroad and aerospace markets.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
          (713) 877-5327
          Valerie Calvert
          (713) 877-5305